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                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-115395


                           MARKLAND TECHNOLOGIES, INC.

                           PROSPECTUS SUPPLEMENT NO. 1
                               DATED JUNE 30, 2004
                      TO THE PROSPECTUS DATED JUNE 21, 2004

         WE ARE PROVIDING TO YOU THIS SUPPLEMENT NO. 1 DATED JUNE 30, 2004 ("SUPPLEMENT NO. 1") WHICH SUPERSEDES SOME OF THE INFORMATION CONTAINED IN OUR PROSPECTUS DATED JUNE 21, 2004 (THE "PROSPECTUS") UNDER THE HEADING "RECENT DEVELOPMENTS" IN THE SECTIONS ENTITLED "SUMMARY," "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ON PAGES 3, 25 AND 36 OF THE PROSPECTUS, RESPECTIVELY, WITH THE UPDATED INFORMATION PROVIDED BELOW. SUPPLEMENT NO. 1 IS BEING DELIVERED TO YOU ALONG WITH OUR PROSPECTUS DATED JUNE 21, 2004. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS DATED JUNE 21, 2004 IN CONJUNCTION WITH THIS SUPPLEMENT NO. 1.


                               RECENT DEVELOPMENTS
                               -------------------

On June 29, 2004, Markland Technologies, Inc. ("Markland") acquired all of the outstanding stock of E-OIR Technologies, Inc. ("EOIR") for $8 million in cash and $11 million in principal amount of five year notes secured by the assets and stock of EOIR. EOIR is a provider of technology and services to the US Army Night Vision Laboratories and has expertise in wide area remote sensing using both electro-optic and infrared technologies. Markland intends to continue to use the assets of EOIR for this purpose.

EOIR's unaudited revenues for the fiscal year ended December 31, 2003 were $42.7 million and for the five months ended May 31, 2004 were $25.7 million. EOIR's unaudited pretax income for the fiscal year ended December 31, 2003 was $3.17 million and for the five months ended May 31, 2004 was $1.95 million.

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In connection with this acquisition, Markland has also adopted a Stock Incentive
Plan pursuant to which Markland has issued options to purchase 9,345,740 shares of its common stock to key employees of EOIR who are continuing employment following the acquisition for an exercise price of $.3775 per share These options will vest in five equal annual installments. Markland also granted to the other key employees of EOIR who are continuing employment following the acquisition options to purchase an additional number of shares equal to $471,983 divided by one-half of the market price for the common stock at the date of vesting. These options will vest in five equal annual installments. Markland has also agreed to grant options to purchase an additional 5,000,000 shares of common stock to employees of EOIR in the future.

We expect that these options will vest over five years after the date of grant and will have an exercise price equal to the fair market value of the common stock on the date of grant. While we believe that this plan is an important part of our effort to attract and retain key employees, the exercise of options under this plan may have a dilutive effect on your ownership share of Markland and may negatively impact the value of our common stock.

In connection with this acquisition, Markland also raised $2 million through a private placement of an additional 3,500 shares of its Series D Preferred Stock to a single institutional investor. The Series D preferred stock is convertible at the option of the stockholder at any time. The number of shares of our common stock into which each share of Series D preferred is convertible is determined by dividing $1,000 by the discounted bid price. The "discounted" bid price is the average closing bid price of our common stock during the five business days immediately preceding the conversion date multiplied by the applicable discount factor, as set forth below.

AVERAGE CLOSING BID PRICE (1)                            DISCOUNT FACTOR
--------------------------------------------------       ----------------
$15.00 or less                                           80%
more than $15.00, but less than or equal to $30.00       75%
more than $30.00, but less than or equal to $45.00       70%
more than $45.00                                         65%

-----------------

(1) After an adjustment for a 1-for-60 reverse stock split effective October 27, 2003.

The Series D preferred stock can be converted only to the extent that the Series D stockholder will not, as a result of the conversion, hold in excess of 9.999% of the total outstanding shares of our common stock. For a complete description of the terms and conditions of the Series D Preferred Stock please refer to the description of our capital stock in the Prospectus dated June 21, 2001 that is a part of Markland's registration statement on Form SB-2 dated June 21, 2004 (File # 333-115395).

The foregoing description of the acquisition and related matters is qualified in its entirety by reference to the Stock Purchase Agreement, the forms of Promissory Note, the Security Agreement, the 2004 Stock Option Plan, the Preferred Securities Purchase Agreement, the Pledge and Security Agreement and the forms of Stock Options which have been filed with the SEC pursuant to Rule 462(d) in a post-effective amendment to the Registration Statement for Markland on Form SB-2 dated June 21, 2004 (File #333-115395).

                        RISKS RELATED TO THE ACQUISITION

WE FACE A VARIETY OF RISKS RELATED TO OUR ACQUISITION OF EOIR. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS IN SUPPLEMENT NO. 1 AND IN THE PROSPECTUS DATED JUNE 21, 2004, AS AMENDED FROM TIME TO TIME. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY FAIL TO REALIZE SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE
ACQUISITION

Our combined company may fail to realize some or all of the anticipated benefits and synergies of the transaction as a result of, among other things, lower than expected order rates from customers of EOIR, unanticipated costs, deterioration in the U.S. economy and other factors. There can be no assurance that we will recieve orders for up to $406 million under our existing contract with the U.S. Army Night Vision Laboratories. In addition, the integration of EOIR business and operations with those of Markland may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Markland's or EOIR's existing businesses or customer base.

IF WE ISSUE SUBSTANTIAL SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE OUTSTANDING SERIES D PREFERRED STOCK, YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT AND OUT STOCK PRICE COULD DECLINE SIGNIFICANTLY

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We are obligated to issue a substantial number of shares of common stock upon the conversion of our Series D convertible preferred stock. In connection with the acquisition, we issued 3,500 additional shares of Series D Preferred Stock to a single institutional investor to fund a portion of the cash purchase price. Should a significant number of these securities be issued, exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on our outstanding common stock.

The conversion and exercise of a substantial amount of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital. The price, which we may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise.

WE MAY BE REQUIRED TO SEEK ADDITIONAL FINANCING IN THE NEAR FUTURE. WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

The use of a substantial portion of our cash-on-hand and the issuance of installment debt will place considerable demands on our short-term liquidity and may negatively impact our access to financing. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this supplement are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Our Financial Condition and Results of Operations" and "Business" in our prospectus dated June 21, 2004. We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 30, 2004

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